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Ethan Allen Interiors Inc.

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On October 12, 2026, Ethan Allen Interiors Inc. issued the following press release and letter to stockholders.

Ethan Allen Mails Letter to Shareholders Detailing its Highly Qualified Nominees and Executable Growth Plan

Urges Shareholders to Vote “FOR” Ethan Allen’s Five Nominees, Whose Experience is Directly Aligned with the Company’s Strategy on the BLUE Proxy Card

Changing the Board During an Active CEO Transition Creates Unnecessary Risk

DGB Has Not Presented an Executable Financial Plan or Capital Allocation Strategy to Support Its Promise to Triple Shareholder Value

Visit www.VoteEthanAllen.com for More Information

DANBURY, CT - October 12, 2026 - Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), a leading interior design company, manufacturer and retailer in the home furnishings marketplace, today shared a letter from the Company’s Board of Directors (the “Board”) to all shareholders in connection with the Company’s Annual Meeting of Stockholders (“Annual Meeting”), scheduled to be held at 11:00 A.M. Eastern Standard Time on November 4, 2026. Shareholders of record as of the close of business on September 11, 2026, are entitled to vote at the Annual Meeting.

The Company’s Board is sending shareholders the letter below, which highlights the following key points:

●	DGB seeks control of the Company with promises of tripling shareholder value but has not presented an operating plan or a capital allocation strategy to substantiate its claims of growth.

●

Ethan Allen has not shut its “digital front door” but has rather deployed online designer appointments, live chat, 3D floor planning and other digital tools that help clients connect with the Company’s personalized design services.

●

Ethan Allen’s independent directors are currently working with a nationally recognized search firm on a CEO transition. Changing the Board now would transfer oversight of both the business and the CEO search to five newcomers during an active leadership transition, creating unnecessary execution risk.

●

DGB says its nominees have been “held accountable for results.” Shareholders should scrutinize the adverse results documented in the letter during selected periods of nominee service: declining revenue at Grove, declining shareholder returns at Cable One, both at Wayfair, and a restatement and SEC action at VeriFone.

●

Ethan Allen is a debt-free, vertically integrated manufacturer-retailer, and its nominees bring the directly relevant skills: global operations, manufacturing, design-center real estate, brand and digital marketing, finance, and governance. DGB has not demonstrated comparable experience overseeing the full complexity of Ethan Allen’s vertically integrated operating model. It is critical that Ethan Allen Shareholders vote “FOR” the Company's five highly qualified nominees and vote “WITHHOLD” on DGB’s nominees on the BLUE proxy card.

The full text of the letter being mailed to shareholders follows:

Ethan Allen Shareholder Letter on Board Leadership and Growth

Dear Fellow Shareholders,

Ethan Allen has substantially completed a major repositioning: refreshing and right-sizing more than 100 design centers, consolidating logistics and expanding digital capabilities while preserving profitability and a debt-free balance sheet. Record close rates and higher order values show progress, and an independent CEO search is underway.

DGB is asking you to give their nominees control of the business and the CEO selection without a CEO and no operating plan, while simultaneously lauding the work done by your Board and leadership team.1,2

Mr. Bergeron himself recognizes Ethan Allen’s iconic brand, national retail footprint and domestic manufacturing advantage. Ms. Brockway acknowledges its quality and craftsmanship, while Ms. Ward recognizes that the company’s foundation is already there.3

Your Board has delivered measurable progress, with record close ratios, higher order values, and gross margins above 59% for five straight years, and is focused on turning that momentum into sustained, profitable growth. Your Board is best positioned to oversee the business and the CEO selection. Vote FOR the Company's nominees on the BLUE card today, and discard any card you receive from DGB.

DGB has not presented an executable financial plan or a capital allocation case

DGB proposes brand revitalization, a stronger omnichannel customer experience and greater investment in growth, promising significant shareholder upside within 24 to 36 months. But claiming the potential to triple shareholder value is not an operating plan.4 The table below shows Ethan Allen’s executable plan and what DGB leaves unanswered. Shareholders should not have to elect the slate to discover the economics of its strategy.

DGB’s Proposal versus Ethan Allen’s Executable Plan

Sources: [1] [2] [5] [6] [7]. “Not disclosed” means not set out in DGB’s September 22 letter or proxy.

Advancing Digital Execution

DGB nominee Ms. Ward asserts that Ethan Allen has shut its “digital front door.”3 Yet online designer appointments, live chat, 3D floor planning, custom product visualization and the MyDesigner clienteling app are already deployed, as detailed in our September 24 shareholder letter.5 These tools are designed to connect digital discovery with personalized design services, the relationship Ms. Ward says digital should strengthen.3 Customer-data integration is underway, and marketing investments are increasing to attract qualified customers.5 Our product assortment has nearly doubled over five years across Home Accents, Lighting, Outdoor and Area Rugs, with expanded customization across Upholstery and Case Goods.5 Our priority is to convert these operating gains into profitable, sustainable growth.8

Operating Gains the Board is Building on

Sources: [5] [7] [8]. Percentage changes calculated from the figures shown. FY2027 openings are planned, not completed.

DGB cites advertising expense of approximately 2.9% of revenue versus 5.1% for its selected peers, and five-year capital expenditures of approximately 75% of depreciation and amortization versus 170% for those peers. These ratios show spending differences, not which investments Ethan Allen should make or the returns shareholders would earn.

Marketing spend increased 10% in fiscal 2026, with plans for a projected 15% increase in fiscal 2027.5 We generated $52.5 million of operating cash flow in fiscal 2026 and ended June with $187.5 million of cash and investments and no debt.7 Our capital allocation priority is profitable growth.

Changing the Board during an Active CEO Transition Creates Unnecessary Risk

Any change to the Board would transfer oversight of the business and CEO selection to newcomers that have not had the Board’s access to internal leadership assessments, nonpublic operating information or existing succession work.5 This is a material transition decision, not merely a fresh perspective.

All four independent directors lead our CEO search through the Corporate Governance, Nominations and Sustainability Committee, supported by a nationally recognized search firm evaluating internal and external candidates. Succession planning predates this contest, and the Board has committed to announcing the next CEO by June 30, 2027.5 DGB must explain how any change to your Board would improve the search and transition while maintaining growth execution.

Adverse Results in DGB Nominee Records Warrant Scrutiny

DGB’s nominees claim their operating records support their ability to restore growth.3 DGB says they have been “held accountable for results.”1 Shareholders should apply that standard to the records below. These results do not establish individual causation, but raise questions about the nominees’ ability to provide strong governance and oversight.

Red Flags in DGB Nominee Records

Sources: [1] [2] [9] [10] [11] [12] [13] [14] [15] [16] [17].

These records raise questions about financial discipline, profitable growth and governance. Shareholders should ask DGB for evidence on each point.1,2

Our Nominees’ Experience is Directly aligned with the pillars of Ethan Allen’s strategy

Ethan Allen needs directors who can oversee customer acquisition, disciplined investment, real-estate economics and CEO succession across a vertically integrated manufacturer-retailer. Our nominees combine those capabilities with firsthand knowledge of this business. Three of the four independent directors joined in 2021 or 2022.5,18 Each deserves an individual assessment.

Head-to-head: nominee experience against the requirements of the repositioning

Sources: [1] [2] [5] [18] [19] [20] [21] [22]. Each dot is one of five nominees with experience indicated in a disclosed biography; dots show breadth, not depth. Public-company executive or board service is credited under finance and governance for both slates. Succession row reflects that DGB’s nominees have not served on the Board or had access to its internal succession work.

Our nominees’ capabilities aligned with the work ahead

Sources: [5] [18] [19] [20] [21] [22]. The matrix shows relevant disclosed experience, not each director’s full record.

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M. Farooq Kathwari brings operating leadership for a defined handover. He has led the manufacturing and retail business for decades.[18] The platform manufactures approximately 75% of its custom furniture in its own North American manufacturing facilities and operates through three national distribution centers, down from ten in 2006.[5] Reelecting him preserves operating knowledge while the independent directors select his successor.

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David M. Sable brings digital and customer-acquisition experience to the growth challenge.[18],[21] Ms. Brockway’s assertion that our Board lacks digital expertise overlooks his record at Wunderman, WPP’s digital customer-relationship-management business.[3],[5],[18] As Lead Independent Director and Compensation Committee chair, his data-led marketing experience positions him to challenge acquisition costs, conversion and marketing returns.[5],[19] Fiscal 2026 performance had compensation consequences: the CEO’s annual incentive paid 46.2% of target, and the adjusted-operating-income component paid nothing.[6]

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Tara I. Stacom brings commercial-property execution to design-center economics.[20]  Her experience structuring major property transactions is directly relevant to scrutinizing lease terms, occupancy costs and location economics as the network expands. We ask you to retain that expertise.

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Maria Eugenia Casar brings financial control and resource-allocation experience. As Audit Committee chair, she can oversee growth investment, risk and cash generation.[19],[22]  Shareholders should retain that capability to scrutinize investment assumptions and returns as the Board evaluates capital deployment and the next CEO.

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Cynthia Ekberg Tsai combines technology-company leadership with financial experience and chairs the independent committee conducting the CEO search.[5],[18],[19] That combination is relevant to testing technology investments and evaluating executives who must connect digital initiatives with operating performance, while completing a search with a public deadline.

Our nominees’ capabilities match the work ahead: profitable revenue growth, returns on investment and CEO succession. Under the universal proxy card, shareholders can vote for each candidate individually.6 Before replacing an incumbent, consider what capability the substitution adds or removes, and what evidence establishes that the resulting Board would perform better.

We ask you to vote FOR M. Farooq Kathwari, David M. Sable, Tara I. Stacom, Maria Eugenia Casar and Cynthia Ekberg Tsai, and WITHHOLD on all five DGB nominees, using the BLUE proxy card. If you previously submitted a WHITE card, you may change your vote by submitting a later-dated BLUE card. Only your latest valid vote will count.6

Sincerely,

The Board of Directors of Ethan Allen Interiors Inc.

YOUR VOTE IS IMPORTANT!

For more information regarding Ethan Allen’s strategy and Board nominees, please visit:

www.VoteEthanAllen.com

Please refer to the BLUE proxy card instructions on voting by internet, telephone, or mail. If you have questions or need assistance voting your shares, please contact our proxy solicitor:

GEORGESON, LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Shareholders, banks may call toll-free at (888) 717-2572

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategic and operating priorities, growth initiatives and strategies, technology investments, marketing plans, capital allocation, governance enhancements, the execution risk that may result by replacing the entire board and expectations for fiscal 2027 and beyond. These statements are subject to risks and uncertainties, including those described in Item 1A of the Company’s Annual Report on Form 10-K and in its other filings with the SEC, which could cause actual results to differ materially from those anticipated. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them except as required by law.

About Ethan Allen

Ethan Allen (NYSE: ETD) is a leading interior design destination combining state-of-the-art technology with personal service. Ethan Allen design centers, which represent a mix of Company-operated and independent licensee locations, offer complimentary interior design service and sell a full range of home furnishings, including custom furniture and artisan-crafted accents for every room in the home. Vertically integrated from product design through logistics, the Company manufactures about 75% of its custom-crafted furniture in its own North American manufacturing facilities and has been recognized for product quality and craftsmanship since 1932. Learn more at www.ethanallen.com and follow Ethan Allen on Facebook, Instagram, and LinkedIn.

Investor Relations Contacts

Ethan Allen Contact

Matt McNulty, Senior Vice President, Chief Financial Officer and Treasurer

IR@ethanallen.com

Investor Contact

Chris Hayden / Bill Fiske, Georgeson LLC

ethanallen@georgeson.com

Media Contact

Phil Denning / Gabriel Hasson, ICR LLC

ETD@icrinc.com

Sources

[1] DGB shareholder letter, September 22, 2026

[2] DGB definitive proxy statement, nominee biographies and election effect

[3] DGB video transcripts, October 1, 2026, “Case for Change,” Item 2, 00:23, 00:55, 02:39 and 04:40; Item 3, Bergeron individual video, 00:56, and Oblak individual video, 00:04. https://www.sec.gov/Archives/edgar/data/896156/000092189526002700/dfan14857002_10012026.htm

[4] DGB open letter to shareholders from Doug Bergeron, August 5, 2026 (Schedule 14A soliciting material). https://www.sec.gov/Archives/edgar/data/896156/000092189526001971/dfan14a14857002_08052026.htm

[5] Ethan Allen shareholder letter, September 24, 2026

[6] Ethan Allen 2026 definitive proxy statement

[7] Ethan Allen fiscal 2026 results, cash flow and tariff refunds

[8] Ethan Allen fiscal 2026 Form 10-K, operating results and financial statements

[9] VeriFone first quarter preliminary results, February 20, 2013

[10] VeriFone Form 8-K, March 2013

[11] Auction Technology Group announcement of Chairish acquisition, August 2025

[12] Grove Collaborative 2023 annual report

[13] Grove Collaborative 2025 annual report

[14] Cable One 2023 proxy statement, pay versus performance table

[15] Wayfair 2023 annual report

[16] Wayfair 2024 proxy statement, pay versus performance table

[17] SEC litigation release and accounting/internal-controls action concerning VeriFone, September 1, 2009

[18] Ethan Allen director biographies

[19] Ethan Allen committee membership and director biographies

[20] Cushman & Wakefield biography of Tara Stacom

[21] Stagwell biography of David Sable

[22] United Nations announcement describing Gina Casar roles, September 2020